PHOTRONICS, INC. AND SUBSIDIARIES
Non-GAAP Financial Measure
Reconciliation of GAAP Net Income to Non-GAAP EBITDA
(in thousands)
(Unaudited)

	Three Months Ended		Year Ended
	November 1,	November 2,	November 1,	November 2,
	2015	2014	2015	2014
GAAP Net Income (a)	$22,150	$6,699	$56,859	$32,035

Add: interest expense	1,178	1,638	4,991	7,247
Add: income tax expense	5,406	2,004	13,181	9,295
Add: depreciation and amortization	20,777	21,421	81,653	78,685
Add (less): special items (b)	905	941	4,590	(9,846)
Non-GAAP EBITDA	$50,416	$32,703	$161,274	$117,416

(a)	Includes net income attributable to noncontrolling interests.

(b)	Special items consist of stock compensation expense, and in 2015 financing expenses in connection with the exchange of $57.5 million of 3.25% convertible senior notes, and in 2014 noncash gain on acquisition of DNP Photomask Technology Taiwan, Co., Ltd., a wholly-owned subsidiary of Dai Nippon Printing Co., Ltd., and related acquisition transaction expenses.